                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the closing date (the "Closing Date") of the transactions contemplated by the Purchase Agreement among SLM Holding Corporation, USA Group, Inc. and certain of its affiliates (the "Purchase Agreement") by and between James C. Lintzenich, residing at 10707 Club Chase, Fishers, Indiana 46038 ("Executive"), and SLM Holding Corporation, a corporation organized and existing under the laws of the State of Delaware ("SLM").

WHEREAS, SLM has entered into the Purchase Agreement with USA Group, Inc. (`Group"), a private not-for-profit Delaware corporation ("USA"), USA Group Loan Services, Inc. (`Loan Services"), a non-stock Delaware corporation of which Group is the sole member, and USA Group Guarantee Services, Inc. ("Guarantee Services"), a non-stock Delaware corporation of which Group is the sole member, whereby SLM will purchase substantially all of the assets of Group, Loan Services and Guarantee Services; and

WHEREAS, in connection with the Purchase Agreement, SLM desires to have Executive employed by SLM and by one or more of its principal operating subsidiaries and Executive desires to be employed by SLM for a period of time in the future upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties subject to the terms and conditions set forth herein, agree as follows:

     1. EMPLOYMENT AND TERM.

     (a) SLM hereby agrees to employ Executive and Executive hereby agrees to accept employment with SLM as President and Chief Operating Officer for a period commencing on the Closing Date and continuing through July 31, 2003 unless sooner terminated pursuant to Section 12 hereof (the "Original Term"). The Original Term shall be extended automatically for additional one-year periods (each a "Renewal Term" and together with the Original Term, the "Term") unless written notice that the then current Original Term or Renewal Term, as applicable, will not be extended is given by either party to the other at least 30 days prior to the expiration of the Original Term or any Renewal Term. Executive shall also serve as a member of the Board of Directors of SLM during the Term, including any Renewal Terms, subject to the requisite shareholder vote. SLM shall nominate Executive to serve as a member of the SLM Board of Directors during the Term and shall use its reasonable best efforts to obtain the requisite shareholder vote.

     (b) This Agreement is contingent on the closing of the transaction contemplated by the Purchase Agreement. In the event such closing does not occur, this Agreement shall be deemed null and void.

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     2. DUTIES. During the Term, Executive shall serve SLM faithfully and to the best of his ability and shall devote his full business time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as President and Chief Operating Officer. Executive agrees to assume such duties and responsibilities that are consistent with such position as may be reasonably assigned to Executive from time to time by the Board of Directors and the Chief Executive Officer of SLM. Executive shall be principally responsible for managing loan servicing, guarantor servicing, information technology and human resource functions for the combined SLM/USA companies and Executive's employment pursuant to this Agreement shall be deemed to encompass employment with all of the subsidiaries through which SLM principally conducts such functions. In addition, Executive shall have duties with respect to the planning and implementation of merger integration as a member of the Integration Steering Committee.

     3. OTHER BUSINESS ACTIVITIES. Executive shall devote substantially all of his full business time and energies to the business and affairs of SLM and its Affiliates; provided, however, that nothing contained in this Section 3 shall be deemed to prevent or limit his right to: (i) own not more than one percent (1%) of the securities of a company that is publicly traded on a securities exchange or over-the-counter market, provided that Executive does not otherwise have any relationship with such company; (ii) make passive investments in the securities of any entity not engaged in a competing business with SLM or any of its Affiliates and with respect to which he is not obligated or required to, and which he does not in fact, devote any substantial efforts which interfere with his fulfillment of his duties hereunder; (iii) subject to the prior approval of the Chief Executive Officer of SLM, to serve as a member on the Board of Directors, Board of Trustees or other similar body of other corporations, trade associations, professional associations or entities; and (iv) subject to the prior approval of the Chief Executive Officer of SLM, to serve as a member on the Board of Directors, Board of Trustees or other similar body of charitable and community organizations or entities provided that, in any event, Executive may continue to serve as a member on boards of which he is currently a member, as identified on SCHEDULE 1 hereto.

     4. COMPENSATION. SLM shall pay (or cause to be paid to) Executive, and Executive hereby agrees to accept as compensation for all services rendered hereunder, a salary at the annual rate of $500,000 (the "Base Salary"). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law to be withheld by SLM or which are requested to be withheld by Executive, and which shall be withheld and paid in accordance with SLM's normal payroll practice for its similarly-situated executives from time to time in effect. The Base Salary may be increased (but may not be decreased) at the discretion of the Compensation Committee of SLM's Board of Directors effective as of each January 1, during the Term of the Agreement. In addition to the Base Salary, Executive shall participate in SLM's Management Incentive Plan ("MIP") subject in all respects to the terms and conditions of the MIP, except that for the year ending December 31, 2000, Executive shall receive under the MIP and as approved by SLM's Compensation and Personnel Committee of the Board of Directors, a bonus equal to no less than 200% of Base Salary, assuming that the corporate performance results for the 2000 MIP are at or above 80% of target, and provided that as of January 1, 2001 Executive remains employed by SLM.

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


     5. PRINCIPAL LOCATION. The principal location at which Executive will perform his duties will initially be in Indianapolis, Indiana. Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by him in furtherance of SLM's business, including reimbursement for all reasonable expenses incurred by Executive in travelling between Indianapolis and Reston in connection with the performance of his services hereunder, including the cost of travel in the same class as the Chief Executive Officer and the President and Chief Marketing Officer and suitable temporary living accommodations. In the event that the principal location of Executive's duties is transferred to SLM's corporate headquarters currently located in Reston, Virginia, Executive will receive relocation benefits in connection with the reassignment of his duties from Indianapolis to SLM's headquarters in accordance with SLM's policies as described in Schedule 2 hereto.

     6. STOCK OPTION GRANT. (a) On the date of the execution of the Purchase Agreement, Executive will receive stock options for a total of 700,000 shares of common stock of SLM (the "Stock Options") subject in all respects to the terms and provisions set forth in the stock option agreement, approved on June 13, 2000 by the SLM Compensation Committee and provided to Executive, a copy of which is attached hereto as Schedule 3.

     7. ADDITIONAL COMPENSATION. On the Closing Date, Executive will be granted 50,000 shares of Performance Stock and an Incentive Bonus Award equal to Three Million Eight Hundred Thousand dollars ($3,800,000) under the MIP. All terms and conditions affecting the vesting and payment of such awards will be set as set forth on the term sheet approved on June 13, 2000 by the SLM Compensation Committee and provided to Executive.

     In addition to the awards described above, SLM agrees to grant 50,000 shares of Performance Stock under the MIP to Executive on January 1, 2002. All terms and conditions affecting the vesting and payment of this award will be as set forth on the term sheet approved on June 13, 2000 by the SLM Compensation Committee and provided to Executive.

     8. PENSION BENEFITS. Executive shall receive pension benefits as provided in Section 5.3(k) of the Purchase Agreement.

     9. BENEFITS.

     (a) VACATION. Executive shall be entitled to vacation equal to five (5) weeks in each twelve-month period commencing on the Closing Date and ending on the first anniversary thereof and each twelve (12) month period thereafter during the Term.

     (b) OTHER BENEFITS. Executive shall be entitled to receive or participate in benefit and welfare plans offered by SLM to its executive officers generally, in accordance with the plan terms, and subject to such modifications and amendments to such plans as may be deemed appropriate by SLM or as may be provided in this Agreement.

     (c) SUPPLEMENTAL LIFE INSURANCE. SLM shall continue Executive's current supplemental life insurance providing a death benefit of at least $1 million. SLM will pay all premiums due under the policy.

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


     10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

     (a) Executive and SLM acknowledge that Executive has in the course of his employment with Group and will, in the course of his employment with SLM and its Affiliates, come into possession of confidential, proprietary business and technical information, and trade secrets of SLM and its Affiliates (the "Proprietary Information"). Proprietary Information includes, but is not limited to, the following:

     o BUSINESS PROCEDURES. All information concerning or relating to the way the SLM and its Affiliates conduct their business, which is not generally known to the public or within the industry or trade in which SLM or its Affiliates compete (such as contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

     o MARKETING PLANS AND CUSTOMER LISTS. All information not generally known to the public or within the industry or trade in which SLM or its Affiliates compete pertaining to SLM's and its Affiliates' marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

     o BUSINESS VENTURES: All information not generally known to the public or within the industry or trade in which SLM or its Affiliates operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

     o SOFTWARE. All information relating to SLM's and its Affiliates' software or hardware in operation or various stages of research and development, which are not generally known to the pubic or within the industry or trade in which SLM or its Affiliates compete and the physical embodiments of such information.

     o LITIGATION. Information which is not a public record or is not generally known to the public or within the industry or trade in which SLM or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

     o INFORMATION NOT GENERALLY KNOWN. Any information which (a) is not generally known to the public or within the industry or trade in which SLM or its Affiliates compete, (b) gives SLM or its Affiliates a significant advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to SLM or its Affiliates, including the physical embodiments of such information.

     (b) Proprietary Information does not include (i) information known to Executive prior to commencement of employment with Group and Group's Affiliates and (ii) information that is known to the public or generally known in the industry or trade in which SLM and its Affiliates compete.

     (c) Executive acknowledges that the Proprietary Information is a valuable and unique asset of SLM and its Affiliates. Executive agrees that he will not, at any time during his employment or after the termination of his employment with SLM, without the prior written consent of SLM or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of SLM and/or its Affiliates.

     11. AGREEMENT NOT TO COMPETE.

     (a) Executive agrees that, without the express written consent of SLM, he shall not compete with SLM or its Affiliates during the term of this Agreement and for a period of two (2) years after the termination of Executive's employment with SLM for any reason (the "Restricted Period") if such termination occurs within the first 2 years of the date of execution of this Agreement. In the event Executive's employment terminates for any reason after such two year period, the Restricted Period shall be one (1) year. For purposes of this
Section 11, "compete" shall mean working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, in the student loan business or on behalf of one or more entities engaged in the student loan business. For purposes of this Agreement, "student loan business" shall mean the business of originating, funding, guaranteeing, buying, selling, servicing or securitizing student loans in the United States. SLM will not withhold its consent if the Executive's expected duties within an otherwise competing organization are not related directly or indirectly to the student loan business. Executive will provide any request for consent to SLM in writing, describing the position, organization and expected duties. SLM will respond to such request in writing within fifteen (15) days of receipt, granting or withholding its consent and stating its reasons if consent is withheld. Executive expressly agrees that (i) the markets served by SLM and its Affiliates are national and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and (ii) the restrictions set forth in this Section 11 have been designed to be reasonable and are no greater than are required for the protection of SLM and its Affiliates.

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

     (b) For purposes of this Agreement, the term "Affiliate" shall be deemed to refer to SLM, and any entity (whether or not existing on the date hereof) controlling, controlled by or under common control with SLM.

     12. TERMINATION. Executive's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this
Section 12. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 12.

     12.1. TERMINATION FOR DISABILITY.

     (a) To the extent Executive becomes physically or mentally disabled to such an extent that he is not able to perform the duties provided for pursuant to Section 2 of this Agreement, with or without a reasonable accommodation, for a period of more than 180 days, either consecutively or within any 365-day period ("Disability"), SLM may terminate Executive's employment hereunder.

     (b) If SLM terminates Executive's employment during the Term due to a Disability, Executive will be entitled to receive whatever benefits are available to him under any disability benefit plan(s) applicable to him at the time of such termination, all accrued but unpaid (as of the effective date of such termination) Base Salary and benefits, and the applicable payments set forth in Section 12.4 based on the date of such termination of employment. Further, the Stock Options shall immediately become fully exercisable and vested and Executive will have one year from the date of termination under this Section
12.1 to exercise such vested Stock Options. In addition unless previously paid, the Performance Stock and Incentive Bonus Award described in Section 7 shall be paid and shares issued in satisfaction thereof as soon as administratively feasible.

     (c) The determination of whether a Disability has occurred will be made by a licensed physician selected by Executive and shall be based upon a full physical examination and good faith opinion by such physician. In the event that the SLM Board of Directors disagrees with such physician's conclusion, the SLM Board of Directors may require that Executive submit to a full physical examination by another licensed physician selected by the SLM Board of Directors and reasonably acceptable to Executive. If the two opinions shall be inconsistent, a third opinion shall be obtained after a full physical examination by a third licensed physician selected by the first two physicians. The third opinion shall be conclusive.

     12.2. TERMINATION BY DEATH. If Executive dies during the Term, SLM shall pay to Executive's executors, legal representatives or administrators the applicable payments set forth in Section 12.4 based on the date of such termination of employment and all accrued but unpaid (as of the effective date of the termination) Base Salary and benefits. Further, if Executive dies during the Term, the Stock Options shall immediately become fully exercisable and vested and Executive's executors shall have one year from the date of termination under this Section 12.2 to exercise such vested Stock Options. In addition, unless previously paid, the Performance Stock and Incentive Bonus Award described in Section 7 shall be paid and shares issued in satisfaction thereof to Executive's executors as soon as administratively feasible. Except as specifically set

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forth in this Section 12.2 or under applicable laws, SLM shall have no liability or obligation hereunder to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive's death, except that Executive's executors, legal representatives or administrators will be entitled to receive any death benefit that may be payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of SLM and to exercise any rights afforded them under any benefit plan then in effect.

     12.3 TERMINATION FOR GOOD REASON. Executive may terminate his employment hereunder for good reason, as defined below by delivering written notice thereof to SLM. In the event Executive terminates his employment for Good Reason, Executive shall receive all accrued but unpaid Base Salary and benefits through the effective date of such termination, and the applicable payments set forth in
Section 12.4 based on the date of such termination of employment. Further, the Stock Options shall immediately become fully exercisable and vested and Executive will have one year from the date of termination under this Section
12.3 to exercise such vested Stock Options. In addition, unless previously paid, the Performance Stock and Incentive Bonus Award described in Section 7 shall be paid and shares issued in satisfaction thereof as soon as administratively feasible.

     For purposes of this Agreement "Good Reason" is defined as, in the absence of a prior written consent of Executive, (i) a significant diminution of the Executive's assigned duties and responsibilities, including without limitation, any removal of the Executive's title(s) or any material diminution of the powers associated with Executive's positions, excluding for this purpose isolated, insubstantial and, inadvertent action not taken in bad faith and which is remedied by SLM within 30 days after receipt of notice thereof given by Executive; (ii) any failure by SLM to comply with any material provisions of the Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by SLM within 30 days after receipt of notice thereof given by Executive; or (iii) for any reason following the six month anniversary of (x) a Change of Control as defined in
Section 12.5 below or (y) unless Executive is promoted to the position of Chief Executive Officer, the current Chief Executive Officer ceasing to serve as Chief Executive Officer of SLM; or (iv) from and after the second anniversary of the Closing Date, for any reason following the date the current Chief Executive Officer of SLM ceases to serve as Chief Executive Officer of SLM unless Executive is promoted to the position of Chief Executive Officer of SLM.

     12.4. INVOLUNTARY TERMINATION; TERMINATION PAYMENTS. SLM may terminate Executive's employment hereunder at any time upon written notice to Executive. In the event of an involuntary termination of Executive's employment, other than for gross misconduct, pursuant to the first sentence of this Section 12.4, or in the event Executive's employment is terminated by Executive for Good Reason as defined in Section 12.3, or by SLM on account of Disability under Section 12.1 or death under Section 12.2, Executive (or Executive's executors under Section 12.2) shall receive all accrued but unpaid Base Salary and benefits through the effective date of such termination and (i) $5.0 million less applicable withholding taxes, if the date of such termination of employment occurs prior to August 1, 2001; (ii) $3.0 million less applicable withholding taxes, if the date of such termination of employment occurs on or after

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August 1, 2001 and prior to August 1, 2002, and (iii) $2.0 million less applicable withholding taxes, if the date of such termination of employment occurs on or after August 1, 2002 and prior to August 1, 2003. Further, in the event (i) SLM gives written notice to Executive pursuant to Section 1 of SLM's desire not to renew the Employment Agreement, (ii) of an involuntary termination of Executive's employment, other than for gross misconduct, or (iii) Executive's employment is terminated by Executive for Good Reason, (x) the Stock Options shall be immediately vested and exercisable and Executive shall have one year from the date of termination to exercise such vested Stock Options and (y) unless previously paid, the Performance Stock and Incentive Bonus Award described in Section 7 shall be paid and shares issued in satisfaction thereof as soon as administratively feasible. As a condition to receiving any of the consideration described in this Section 12.3, other than unpaid Base Salary, Executive and SLM shall sign a mutual release of claims.

     For purposes of this Agreement, "gross misconduct" is defined as (i) the willful engaging by Executive in misconduct which is materially injurious to SLM, monetarily or otherwise, (ii) the willful violation by Executive of any material provision of this Agreement, (iii) any knowing material violation of
Section 10 of this Agreement, or (iv) Executive's conviction of a felony.

     12.5  CHANGE IN CONTROL.

     (a) In the event that Executive's employment with SLM terminates for any reason other than for gross misconduct within eighteen months after a Change in Control (as defined in Section 12.5(c) below), Executive shall be entitled to receive the payments set forth in Section 12.4.

     (b) In the event of a Change in Control as defined in Section 12.5(c) below, all of the Stock Options shall be immediately vested and exercisable and unless previously paid, the Performance Stock and Incentive Bonus Award described in Section 7 shall be paid and shares issued in satisfaction thereof immediately prior to the Change in Control.

     (c)   For purposes of this Agreement, "Change in Control" is as defined in
Section 12.2 of the MIP.

     (d) Notwithstanding any provision to the contrary in this Agreement, if any part of the payments provided for under or pursuant to this Agreement to Executive as a result of Executive's termination of his employment for Good Reason (other than for the Good Reason event described in clause (iii)(x) of the definition thereof in Section 12.3) (the "Agreement Payments"), together with all payments in the nature of compensation to or for the benefit of Executive under any other arrangement, would if paid constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") solely by reason of the payment of such Agreement Payments to Executive being deemed to be contingent upon the change in control of Group contemplated by the Purchase Agreement (a "Group Change in Control"), then the amount payable to Executive under or pursuant to this Agreement in such circumstances shall be subject to the following sentence of this Section 12.5(d). If (i) the value of the Agreement Payments plus the value of all other payments to or for the benefit of Executive that constitute "parachute payments" solely by reason of such payments being deemed to be

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


contingent on a Group Change in Control minus the amount of any unreimbursed excise taxes payable under Code Section 4999 with respect to such payments and the amount of any unreimbursed similar or comparable taxes payable only in connection with a Group Change in Control, is greater than (ii) the greatest value of payments in the nature of compensation contingent upon a Group Change in Control that could be paid at such time to or for the benefit of Executive and not constitute a "parachute payment" (the "Alternative Payment"), then the Agreement Payments shall be payable to Executive; otherwise, only the Alternative Payment shall be payable to Executive.

     (e) Excess Parachute Payment Dispute Resolution. SLM shall notify the Executive in writing within ten (10) days after an event triggering "parachute payments" (as such terms are defined in Section 280G of the Internal Revenue
Code), of the amounts of payments to be made by SLM under this Agreement, together with any other payments made or to be made by SLM to the Executive, that constitute parachute payments and the excess payments and of the amount of the reduction, if any, required by Section 12.5. Within thirty (30) days after such notice is given, the Executive shall notify SLM in writing whether or not he agrees with SLM's characterization and calculation of the amount of parachute payments and excess parachute payments, and the amount of any reduction. If the Executive does not agree with SLM's characterization or calculations, the Executive shall inform SLM of the characterization or amounts he believes to be the correct characterization or amounts. If SLM and the Executive cannot agree within forty five 45) days after SLM provides the notice of the amount of parachute payments and excess parachute payments, and on the amount of any reduction, the characterization and calculation of such amounts (and reduction) shall be made by an independent tax accountant selected by SLM's independent auditors and reasonably acceptable to Executive. Such determination shall be completed within fifteen (15) days after it is submitted to such independent counsel and shall be conclusive and binding on the parties.

     12.6 OTHER TERMINATION OF EMPLOYMENT. In the event that Executive's employment with SLM terminates on account of a voluntary termination of employment by Executive other than pursuant to Section 12.3, or in the event Executive gives written notice under Section 1 of his desire not to renew the Employment Term, or in the event Executive's employment is terminated by SLM for gross misconduct as defined in Section 12.4, Executive shall receive only all accrued but unpaid (as of the effective date of such termination) Base Salary, MIP bonus and benefits.

     13.   OTHER AGREEMENTS. Executive represents and warrants to SLM that:

     (a) There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

     (b) Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term

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


(which employment is not hereby authorized) or during the Restricted Period as defined in Section 11 hereof.

     14. SURVIVAL OF PROVISIONS. The provisions of this Agreement set forth in Sections 10, 11, 12, 13(b), 24 and 25 hereof shall survive the termination of Executive's employment hereunder and the payment of all amounts payable pursuant to this Agreement incident to any such termination of employment.

     15. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon SLM and its successors and, provided that the obligations of SLM under this Agreement are expressly assumed in a manner reasonably acceptable to Executive, permitted assigns and Executive and his executors, administrators or heirs. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of SLM. The SLM Board of Directors may assign any or all of its responsibilities hereunder to any committee of the SLM Board, in which case references to the SLM Board of Directors shall be deemed to refer to such committee.

     16. EXECUTIVE BENEFITS. This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Executive may be entitled as an executive of SLM under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

     17. NOTICES. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 17, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

     (a)   If to Executive:

           James Lintzenich
           10707 Club Chase
           Fishers, Indiana 46038

     (b)   If to SLM:

           SLM Holding Corporation
           Sallie Mae, Inc.
           11600 Sallie Mae Drive
           Reston, VA  20193
           ATTENTION:  General Counsel
           Fax No. (703) 810-7695

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may only be waived in writing by the party entitled to receive such notice.

     18. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive's employment by SLM. This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

     19. WAIVER. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

     20. GOVERNING LAW. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia without reference to the provisions thereof regarding conflicts of laws.

     21. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     22. SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     24. SPECIFIC ENFORCEMENT; EXTENSION OF PERIOD. Executive acknowledges that the restrictions contained in Sections 10 and 11 hereof are reasonable and necessary to protect the legitimate interests of SLM and its Affiliates and that SLM would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Sections 10 or 11 hereof will cause continuing and irreparable injury to SLM for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by SLM to enforce Sections 10 or 11 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, SLM shall have the right to enforce the provisions of Sections 10 and 11of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available SLM. In the event that the provisions of Sections 10 or 11 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by

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applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

     25.   ARBITRATION. Any dispute or claim other than those referred to in
Section 24, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and SLM, shall be submitted to Arbitration, in Fairfax County, Virginia, before the American Arbitration Association in accordance with the rules of the American Arbitration Association as the exclusive remedy for such claim or dispute. Executive and SLM agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. Judgment on the arbitration award can be entered in any court of competent jurisdiction.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM Holding Corporation

By: /s/ Marianne M. Keler                /s/ James C. Lintzenich
    --------------------------------     --------------------------------------
                                         James C. Lintzenich
Title: Senior Vice President
       -----------------------------

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